Exhibit 10.2

MERCANTILE BANK & TRUST

May 23, 2005

Dover Motorsports, Inc.

Dover International Speedway, Inc.

Gateway International Motorsports Corporation

Gateway International Services Corporation

Memphis International Motorsports Corporation

M&N Services Corp.

Nashville Speedway USA, Inc.

Grand Prix Association of Long Beach, Inc.

Concord Plaza

3505 Silverside Road

Plaza Centre Building, Suite 203

Wilmington, Delaware 19816

Attn.:	Patrick J. Bagley,
Senior Vice President and CFO

Re:	Sale of Assets of Grand Prix Association of Long Beach, Inc.

Dear Pat:

In your letter to me dated May 23, 2005, you requested the consent of Mercantile-Safe Deposit and Trust Company, as agent (“Mercantile”) and the lenders under the Credit Agreement dated February 17, 2004 (“Credit Agreement”) to the sale of the assets (excluding shares of stock in subsidiaries) of Grand Prix Association of Long Beach, Inc., including trademarks owned by Grand Prix Association of Long Beach, Inc. and the trademarks of Dover Motorsports, Inc. which relate to the name or operations of Grand Prix Association of Long Beach, Inc. (collectively, “Grand Prix Assets”), to Aquarium Asset Management, LLC (“Purchaser”), pursuant to the terms and provisions of the Purchase of Assets Agreement dated May 23, 2005 by and between the Purchaser and Grand Prix Association of Long Beach, Inc. (“Purchase Agreement”). It is our understanding that the purchase price for the personal property to be sold is Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) and the purchase price for the real property to be sold is Two Million Five Hundred Thousand Dollars

Patrick J. Bagley, Senior Vice President and CFO

Dover Motorsports, Inc., et. al.

May 23, 2005

($2,500,000.00). “Grand Prix Assets” shall include the real estate referenced in the Real Estate Agreement attached as an exhibit to the Purchase Agreement.

The purpose of this letter is to evidence the consent of the Agent and the lenders which are a party to the Credit Agreement (“Lenders”) to the sale of the Grand Prix Assets to Aquarium Asset Management, LLC pursuant to the terms of the Purchase Agreement for an aggregate purchase price of Fifteen Million Dollars ($15,000,000.00). Specifically, the Lenders and the Agent: (a) consent to the sale of the Grand Prix Assets pursuant to the Purchase Agreement for a purchase price of Fifteen Million Dollars ($15,000,000.00) notwithstanding the restrictions set forth in Section 6.2 of the Credit Agreement; (b) waive any default arising under Section 7.5 of the Credit Agreement (or any other Section of the Credit Agreement) arising due to a default under any other indebtedness of the Borrowers which arises solely as a result of the sale of the Grand Prix Assets pursuant to the Purchase Agreement; and (c) agree to release the liens and security interests of the Agent and the Lenders in the Grand Prix Assets upon the sale of the Grand Prix Assets pursuant to the Purchase Agreement and the receipt of the purchase price by the Lenders.

If you have any questions in connection with the matters set forth herein, please do not hesitate to contact me.

Sincerely,

/s/ C. Douglas Sawyer, III
C. Douglas Sawyer, III, Senior Vice President

CDS, III/crp

Enclosures